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Exhibit 99 - n

                        DEUTSCHE INVESTORS FUNDS, INC.
             AMENDMENT TO AMENDED AND RESTATED MULTIPLE CLASS PLAN

This Amendment is adopted as of March 28, 2001 by DEUTSCHE INVESTORS
       FUNDS, INC. (formerly, Flag Investors Funds, Inc.) (the "Corporation") with respect to the Classes of Shares of the Fund of the Corporation set forth on exhibits A-D of the Amended and Restated Multiple Class Plan (the "Plan"), adopted as of January 31, 2000.

       WHEREAS, the Corporation wishes to amend the Plan to include Class I Shares; and

       NOW THEREFORE, in consideration of the foregoing and mutual promises set forth below, the Corporation agrees as follows:

Section 2. SEPARATE ARRANGEMENTS/ CLASS DIFFERENCES is removed in its entirety and the following shall be inserted in lieu thereof.


2.  SEPARATE ARRANGEMENTS/ CLASS DIFFERENCES

         a. DESIGNATION OF CLASSES: The Funds, set forth on exhibits A-D of the Plan may offer up to four classes of shares: Class A Shares, Class B Shares, Class C Shares and Class I Shares.

     b.  CATEGORIES/TYPES OF INVESTORS ELIGIBLE TO PURCHASE EACH CLASS OF
SHARES:

     Class A Shares, Class B Shares and Class C Shares of the fluctuating value funds are sold to the same types of investors. The investor is able to choose among a front-end sales load (Class A Shares), a contingent deferred sales charge (Class B Shares), or a hybrid load (Class C Shares). Class I Shares of the fluctuating value funds are sold to eligible institutions (e.g., a financial institution, corporation, investment counselor, trust, estate or educational, religious or charitable institution or a qualified retirement plan other than a defined contribution plan), defined contribution plans with assets of at least $75 million, and investment advisory affiliates of Deutsche Banc Alex. Brown
Inc. or the Deutsche Asset Management family of funds purchasing shares for the accounts of their investment advisory clients.
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c.   SALES LOADS: A maximum sales charge of 5.5% of offering price is imposed on purchases of Class A Shares in the fluctuating value funds. Certain purchases of these Class A Shares are not subject to a sales charge as described in the Corporation's registration statement. Class A Shares purchased without an initial sale charge based on an initial investment of $1,000,000 or more may be charged a contingent deferred sales charge of 1.00% for redemptions made within one full year of purchase; and 0.50% for redemptions made within the second full year of purchase.

     Class B and Class C Shares are sold without an initial sales charge, but are subject to a maximum contingent deferred sales charge of 5.0% and 1.0% respectively, as described in the Corporation's registration statement.

  Class I Shares do not impose any sales charges.

  d. 12B-1 FEES AND SHAREHOLDER SERVICING FEES: Under the applicable Plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, the Funds are authorized to pay distribution fees of 0.25% of the average daily net assets of Class A Shares and 0.75% of the average daily net assets of Class B Shares and Class C Shares. Under the applicable shareholder servicing arrangements, the Funds are authorized to pay service fees of 0.25% of the average daily net assets of Class B Shares and Class C Shares. For Class I Shares, the Funds do not pay distribution fees or shareholder servicing fees.

       e. MINIMUM INVESTMENTS: The minimum initial purchase for Class A, Class B and Class C Shares is $2,000 and the minimum subsequent purchase is $100, except that IRA minimums for initial and subsequent investments are $1000 and $100, respectively, and the quarterly and monthly minimums for automatic reinvestment plans are $250 and $100, respectively.

  The minimum initial purchase for Class I Shares is $500,000. However, there is no minimum initial investment for investment advisory affiliates of Deutsche Banc Alex. Brown Inc. or the Deutsche Asset Management family of funds purchasing shares for the accounts of their investment advisory clients. Also, there is no minimum initial investment for defined contribution plans with assets of at least $75 million. The minimum initial investment for all other qualified retirement plans is $1 million. There are no minimums for subsequent investments.

  f. VOTING RIGHTS: Shareholders of each Class are entitled to one vote for each share held and fractional votes for each fractional share held on the record date for the election of Directors and any other matter requiring a shareholder vote. Shareholders of the Corporation will vote in the aggregate and not by the Fund or Class except (i) as otherwise expressly required by law or when the Directors determine that the matter to be voted upon affects only the interests of the shareholders of a particular Fund or Class, and
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(ii) only holders of a Class will be entitled to vote on matters submitted to shareholder vote with respect to the Rule 12b-1 Plan applicable to such Class.

  g.   SPECIAL SERVICES OR FEATURES RELATED TO PURCHASING OR REDEEMING SHARES:

Shareholders who have redeemed their Class A Shares have the privilege of reinstating their accounts by purchasing Class A Shares of the Funds, at net asset value without a sales charge, up to the dollar amount redeemed. The privilege must be exercised within 90 days of the date of the redemption request.

  h.   EXCHANGE PRIVILEGES.

Holders of Class A, Class B, Class C and Class I Shares of the Funds may exchange their Shares for the same class of other Funds or any other fund in the Deutsche Asset Management family of funds, without a sales charge, with the exception of Class A shares of a Deutsche Asset Management money market fund that were not acquired through a prior exchange.


  Witness the due execution hereof this 28th day of March, 2001.
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                              DEUTSCHE INVESTORS FUNDS, INC.


                              By:/s/Amy M. Olmert
                                 ----------------
                              Name: Amy M. Olmert
                              Title: Secretary
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            AMENDMENT to the AMENDED & RESTATED MULTIPLE CLASS PLAN


                                   EXHIBIT D
                                    to the
                    Amended & Restated Multiple Class Plan
                            as of January 31, 2000
                         amended as of March 28, 2001
                        DEUTSCHE INVESTORS FUNDS, INC.
                     (formerly Flag Investors Funds, Inc.)

 Global Financial Services Fund - Class A, Class B, Class C and Class I Shares
    Global Biotechnology Fund - Class A, Class B, Class C and Class I Shares
     Global Technology Fund - Class A, Class B, Class C and Class I Shares

          This amendment to the Amended and Restated Multiple Class Plan is adopted as of March 28, 2001, by Deutsche Investors Funds, Inc. with respect to the Classes of Shares of the Fund of the Corporation set forth above.

       Witness the due execution hereof this 28/th/ day of March, 2001.


                              DEUTSCHE INVESTORS FUNDS, INC.
                              By: /s/Amy M. Olmert
                                  ----------------
                              Name:  Amy M. Olmert
                              Title:  Secretary